Exhibit 99.1

Material Sciences Corporation Announces Completion of Sale of Coil Coating Facility and Related Equipment

ELK GROVE VILLAGE, Ill., Dec. 2 /PRNewswire-FirstCall/ — Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated applications, announced today that it closed the previously announced sale of its coil coating manufacturing facility in Morrisville, Pennsylvania, and select equipment.

“The sale of the Morrisville factory is an important step in restructuring Material Sciences to increase focus on higher value segments of the coated metal and acoustical markets,” said Clifford D. Nastas, chief executive officer for Material Sciences. “Coil coating will remain a very important part of our business mix and some proceeds from this transaction will be used to further our investment in facilities and technology to bring innovative high-value solutions and best-in-class coated products to our customers.”

MSC sold the coil coating factory building and real estate in Morrisville, Pennsylvania, to K. MATKEM of Morrisville, LP, a Pennsylvania limited partnership for a purchase price of approximately $4.6 million. The price includes a $1 million deposit previously paid to Material Sciences that was recorded in accrued expenses in the company’s balance sheet for the period ending August 31, 2008. Brightsmith, LLC, a Delaware limited liability company purchased related factory equipment for $4.5 million. Brightsmith may also buy selected inventory and supplies estimated to be worth approximately $1.0 million.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

SOURCE

Material Sciences Corporation

CONTACT:

COMPANY CONTACT, James M. Froisland, Senior Vice President, Chief Financial Officer, Chief Information Officer and Corporate Secretary of Material Sciences Corporation, +1-847-718-8020; or MEDIA CONTACT, Katie Wood Znameroski of Edelman, +1-312-240-2827, for Material Sciences Corporation

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